Project for the partial spin off of Banca Fideuram in favor of Sanpaolo IMI S.p.A.

in accordance with Art. 2506-bis of the Italian Civil Code

The Boards of Directors of the companies involved in the spin off:

•                                         Banca Fideuram S.p.A. (“BF” or “Spun-off Company”), and

•                                         Sanpaolo IMI S.p.A. (“SPIMI” or “Beneficiary Company”)

Whereas

(a)          they intend to carry out the partial spin off of the 99.8% of the share capital of Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (described hereinbelow) held by BF in favor of SPIMI;

(b)         the spin off is part of the plan to rationalize the presence of the Sanpaolo IMI Group in the insurance sector, with the aim of creating an insurance newco in which to converge the Sanpaolo IMI Group companies currently operating in the life insurance and damages sectors;

(c)          said plan will be implemented through a process to concentrate the insurance subsidiaries and its main phases will be:

(i)                                     the spin off of the BF share in Fideuram Vita Compagnia di Assicurazioni e Riassicurazioni S.p.A. (“FV”) in favor of SPIMI, pursuant to letter (a) above;

(ii)                                  spin off of the entire share held by Sanpaolo IMI Wealth Management S.p.A., a company controlled entirely by SPIMI, in Sanpaolo Vita S.p.A. (“SPVita”) in favor of Noricum Vita S.p.A. (“Noricum”), also controlled entirely, directly and indirectly, by SPIMI;

(iii)                               merger by incorporation of SPVita and FV into Noricum;

(d)         the transactions described under letter (c) are subject to approval by the ISVAP, within its competence, and the transaction under point (i) is subject to Bank of Italy authorization;

(e)          all the transactions described, while being logically and legally separate, are part of a single project and will be performed more or less simultaneously. None of the spin offs or merger deeds may be stipulated unless the due authorizations for each different transaction have been received and, in particular, the effect of the transaction described under point (iii) of letter (c) will be subsequent to those preceding;

(f)            the Spun-off Company and the Beneficiary Company have also agreed upon the term-sheets of the agreements governing, among other things, the commercial relationships between BF and the pole which will result from the transactions described under letter (c), and upon the commitment by BF to reimburse or restore any sum to be paid  as a consequence of any sanctions, or any disputes concerning tax credits;

have written and prepared the following project for  partial spin off, in accordance with Art. 2506-bis of the Italian Civil Code (the “Spin off Project”).

1.  TYPE, NAME AND REGISTERED OFFICE OF THE COMPANIES INVOLVED IN THE SPIN OFF

1.1 Spun-off Company

Banca Fideuram S.p.A. – a company registered in the Roll of Banks, belonging to the Sanpaolo IMI Banking Group and subject to the management and coordination, pursuant to Art. 2497 of the Italian Civil Code, of Sanpaolo IMI S.p.A. – with registered office at 31 Piazzale Giulio Douhet in Rome, and permanent secondary office at 16 Corso di Porta Romana in Milan,  Fiscal Code and registration number in the Company Register of Rome 00714540150, subscribed and fully paid in share capital of 254,875,546.64 euro, represented by 980,290,564 shares each with a nominal value of 0.26 euro.

BF shares are negotiated in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A.

1.2 Beneficiary Company

Sanpaolo IMI S.p.A. – a company registered in the Roll of Banks, Parent Bank of the Sanpaolo IMI Banking Group registered in the Roll of Banking Groups – with registered office at 156 Piazza San Carlo in Turin  and permanent secondary offices at 25 Viale dell’Arte in Rome and 22 Via Farini in Bologna, Fiscal Code and registration number in the

Company Register of Turin 06210280019, subscribed and fully paid in share capital of 5,144,064,800 euro, represented by 1,448,831,982 ordinary named shares each with a nominal value of 2.80 euro and 388,334,018 preference named shares each with a nominal value of 2.80 euro.

SPIMI shares are negotiated in Italy on the Italian Telematic Share Market organized and managed by Borsa Italiana S.p.A. and on the New York Stock Exchange (NYSE).

2.  ARTICLES OF ASSOCIATION OF THE SPUN-OFF COMPANY AND OF THE BENEFICIARY COMPANY AND CHANGES RESULTING FROM THE SPIN OFF

2.1 Articles of Association of the Spun-off Company

As a result of the spin off, the share capital of the Spun-off Company (Article 5) will be reduced from 254,875,546.64 euro to 186,255,207.16 euro. No other changes are envisaged to the articles of association of the Spun-off Company as a result of the spin off.

The text of the articles of association of the Spun-off Company, as it will be following the spin off, is annexed to this Spin off Project as Attachment A, and is an integrated and substantial part of the same Spin off Project.

The shareholders’ meeting of the Spun-off Company called to approve the Spin off Project will first be called to approve, under a separate item on the agenda, the changes to the articles of association of the same Spun-off Company, one of the aims being the adaptation to the corporate law reform. The new provisions which, subject to approval by the shareholders’ meeting of the Spun-off Company and the necessary authorization, will be included in the text of the articles of association of the Spun-off Company, are annexed to this Spin off Project as Attachment B.

2.2 Articles of Association of the Beneficiary Company

As a result of the spin off, the share capital of the Beneficiary Company (Article 6) will be increased by a maximum of  73,614,340.80 euro through the issue of a maximum of 26,290,836 ordinary shares each with a nominal value of 2.80 euro.

The text of the articles of association of the Beneficiary Company, as it will be following the spin off, is annexed to this Spin off Project as Attachment C, and is an integrated and substantial part of the same Project.

The shareholders’ meeting of the Beneficiary Company called to approve the Spin off Project will first be called to approve, under a separate item on the agenda, the changes to the articles of association of the same Beneficiary Company, mainly concerning the organizational model of the Management and adaptation to the corporate law reform. The new provisions which, subject to approval by the shareholders’ meeting of the Beneficiary Company and the necessary Bank of Italy authorization, will be included in the text of the articles of association of the Beneficiary Company, are annexed to this Spin off Project as Attachment D.

3.  ASSETS SUBJECT TO SPIN OFF

The Beneficiary Company will be assigned the participation held by BF in FV, comprising 9,369,360 ordinary shares and 4,524,873 preference shares, totaling 99.8% of the share capital (the “Shareholding”). The registered office of FV is at 80 Via Ennio Quirino Visconti in Rome and its permanent secondary office is at 7 Place Vendôme in Paris (France) - Fiscal Code and registration number in the Company Register of Rome 00362310104, subscribed and fully paid in share capital of 72,399,600.00 euro, represented by 9,369,360 ordinary shares and 4553,640 preference shares each with a nominal value of 5.20 euro.

The balance sheet positions for spin-off purposes of BF and SPIMI, in accordance with Articles 2506-ter and 2501-quater of the Italian Civil Code, are replaced by the financial statements as of 31 December 2003 approved by the shareholders’ meetings of the companies involved in the spin off on 22 April 2004 for BF and on 29 April 2004 for SPIMI.

Considering that the Shareholding is registered in the Spun-off Company’s accounts at the value of 225,148,882.50 euro, the assignment of the Shareholding to the Beneficiary Company will cause a reduction in the Spun-off Company’s accounting net shareholders’ equity from 795,600,752.12 euro to 570,451,869.62 euro, booking a reduction of 68,620,339,48 euro to the share capital and a reduction of 156,528,543.02 to reserves, taking into account the allocation of the operating income as of 31 December 2003.

4.  ASSIGNMENT RATIO

The assignment to BF shareholders other than the Beneficiary Company of the ordinary shares of the Beneficiary Company will take place in proportion to the shareholding held by each shareholder in the Spun-off Company. The assignment ratio is set as follows:

0.07470 SPIMI ordinary shares for each BF share held.

There will be no cash compensation.

5.  METHODS AND CRITERIA OF ASSIGNMENT OF THE SHARES OF THE BENEFICIARY COMPANY AND REDUCTION OF THE SHARE CAPITAL OF SPUN- OFF COMPANY

Considering the assignment ratio described under paragraph 4 and also considering the fact that SPIMI already holds 628,338,273 BF shares, the Beneficiary Company will issue a maximum of 26,290,836 ordinary shares each with a nominal value of 2.80 euro in service of the transaction.

The assignment to Spun-off Company shareholders other than SPIMI of the ordinary shares of the Beneficiary Company will take place through the dematerialization system on the date the spin off will be effective, the modalities of which will be published in a special notice.

The Spun-off Company’s shareholders will be offered a service to handle any fractions of shares, at market prices and without the addition of costs, stamp duty or commission, carried out by authorized brokers. This will make it possible to round up or down to the next unit the number of newly issued ordinary shares.

The reduction of the share capital of BF, consequential to the spin off and already described under item 3, will take place through the reduction of the nominal value of the shares and, simultaneously with the assignment, 980,290,564 shares of the Spun-off Company each with a nominal value of 0.26 euro, will be withdrawn and replaced by 980,290,564 new shares each with a new nominal value of 0.19 euro.

6.  DATE OF PARTICIPATION IN THE PROFITS OF THE SHARES OF THE BENEFICIARY COMPANY

The ordinary shares of the Beneficiary Company assigned to shareholders of the Spun-off Company other than SPIMI will be eligible for all applicable shares rights and will give their holders the same rights as ordinary shares already issued on the date the spin off becomes effective.

7.  DATE FROM WHICH THE SPIN OFF BECOMES EFFECTIVE

The spin off will become effective, in accordance with Art. 2506-quater of the Italian Civil Code, on the last of the dates of registration of the spin off deed or on the different, later date eventually indicated in the spin off deed. To the effects of Art. 2501-ter no. 6 of the

Italian Civil Code, quoted by Art. 2506-quater of the Italian Civil Code, the accounting effects of the spin off will be booked to the SPIMI financial statements on the same date.

8.  TREATMENT RESERVED FOR PARTICULAR CATEGORIES OF SHAREHOLDERS

There will be no special treatment for specific categories of shareholders or holders of securities other than shares for either the Spun-off Company or the Beneficiary Company.

9.  PARTICULAR BENEFITS FOR DIRECTORS OF THE COMPANIES INVOLVED IN THE SPIN OFF

There will be no particular benefits for directors of the companies involved in the spin off.

ATTACHMENTS

Attachment A:               Articles of Association of the Spun-off Company;

Attachment B:                 Provisions of the Articles of Association of the Spun-off Company in the event of approval of the changes provided for in the last section of paragraph 2.1;

Attachment C:                 Articles of Association of the Beneficiary Company;

Attachment D:                Provisions of the Articles of Association of the Beneficiary Company in the event of approval of the changes provided for in the last section of paragraph 2.2.

Turin, 18 May 2004

For the Board of Directors of Sanpaolo IMI S.p.A.

Rome, 18 May 2004

For the Board of Directors of Banca Fideuram S.p.A.